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                                                                      Exhibit 99



DELCO REMY INTERNATIONAL ANNOUNCES REALIGNMENT ACTIONS TO REDUCE OPERATING COSTS

     ANDERSON, IND., JULY 27, 2000/PR Newswire/ -- Delco Remy International, Inc. (NYSE:RMY), announced today that it is completing a realignment of its global manufacturing facilities. These actions will affect units in the United States, Canada, and the United Kingdom.
     As a result, the Company will record a one-time pretax charge of approximately $35 million ($22 million after tax or $.84 per share) in the fourth quarter. The future after tax cash outlay will be approximately $10 million over the next two years. The main component of the charge will be voluntary and involuntary employee separation programs related to the rationalization of manufacturing operations.
     The Company expects that these actions will result in a reduction in operating costs of $20 million annually or $.48 per share. These benefits will begin to be realized in fiscal year 2001 and be fully realized in fiscal year 2002.
     Delco Remy International, Inc., headquartered in Anderson, Indiana
(USA), became a public company in 1997. The Company designs, manufactures, remanufactures and distributes electrical, powertrain/drivetrain and related components and provides core exchange services for automobiles and light trucks, medium- and heavy-duty trucks and other heavy-duty and industrial applications. Products include starter motors, alternators, engines, transmissions, torque converters, fuel systems and traction control systems. The Company serves the aftermarket and original equipment manufacturer market, principally in North America, as well as Europe, Latin America and Asia Pacific. More information is available on the Company web site at http://www.delcoremy.com
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     Statements in this press announcement, which are not historical fact, are forward-looking statements that involve certain risks and uncertainties including, but not limited to risks associated with the uncertainty of future financial results, acquisitions, additional financing requirements, development of new products and services, the effect of competitive products on pricing, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.
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Investor Relations:     J. Timothy Gargaro       765-778-6660
                        David E. Stoll           765-778-6523
Media Relations:        John J. Pyzik            765-778-6607
Delco Remy Web site:    http:/www.delcoremy.com
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